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                                                               FILE NO. 33-38879
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 24, 1994)
                (TO PROSPECTUS SUPPLEMENT DATED MARCH 29, 1994)
                            PROSPECTUS NUMBER: 1282


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES


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


PRINCIPAL AMOUNT:         $72,000,000.00


TRADE DATE:               October 11, 1995


ORIGINAL ISSUE DATE:      October 17, 1995


MATURITY DATE:            October 17, 2000


INTEREST RATE:            6.375%


INTEREST PAYMENT DATES:   May 15th and November 15th subject to following business day convention.


OPTIONAL REPAYMENT DATES: N/A


INITIAL REDEMPTION DATE:  N/A


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     Notwithstanding the provisions contained in the Prospectus Supplement dated
March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.

     On April 24, 1995, the Company increased to $11,150,000,000 the aggregate principal amount of Medium- Term Notes, Series B authorized to be issued pursuant to the attached Prospectus Supplement and supplements related thereto. Such amount represents an increased authorization of $2,500,000,000. As of March 31, 1995, the Company had issued and outstanding Notes in an aggregate principal amount of approximately $5,566,708,000.




              The date of this Prospectus Supplement: October 11, 1995